Exhibit 99.1

NEWFIELD EXPLORATION COMPANY TO SELL NORTH SEA BUSINESS

FOR IMMEDIATE RELEASE

Houston - September 17, 2007 -- Newfield Exploration Company (NYSE: NFX) today announced the signing of a purchase and sale agreement to sell all of its interests in the U.K. North Sea to Centrica plc, the owner of British Gas, for $486.4 million. The sale, which is subject to U.K. government approvals, is expected to close in the fourth quarter of 2007. This marks a complete exit by the Company from the North Sea.

The sale includes an 85% interest in the Grove Field, an 80% interest in the undeveloped Seven Seas discovery and an interest in approximately 200,000 net acres located in the Southern Gas Basin. The Grove Field commenced production in April 2007.

Newfield’s production guidance (issued July 25) accounted for this sale and other anticipated divestitures and remains 240 - 253 Bcfe in 2007 and 215 - 230 Bcfe in 2008.

Jefferies Randall & Dewey acted as financial advisor for Newfield in this transaction.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**The statements set forth in this release regarding the expected timing of the sale of the Company’s U.K. business are forward looking and are based upon assumptions that are uncertain. The sale is subject to government approvals and other customary closing conditions. Completion of Newfield’s other proposed divestitures is subject to Newfield receiving offers that it considers acceptable for the properties.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com